 Vellmer & Chang
Chartered Accountants *

505 - 815 Hornby Street
Vancouver, B.C., V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info@vellmerchang.com
* denotes a firm of incorporated professionals

May 7, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
U.S.A.

Re: American Media Systems Co.

Dear Sirs / Mesdames:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 18, 2007, having been filed by our former client American Media Systems Co. on April 24, 2007. We agree with the statements made in response to that Item insofar as they related to our firm.

Yours truly,

"Vellmer & Chang"
Chartered Accountants